Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Record First Quarter Net Income; Declares Dividends

Norfolk, Va.: April 27, 2011—Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter of 2011.

The Company’s net income for the first quarter of 2011 was $560,000, compared to net income of $361,000 for the first quarter of 2010, an increase of $199,000, or 55.1%. This result represents record earnings for Heritage for the first quarter of a year.

After the impact of dividends on our outstanding TARP preferred stock and accelerated accretion of a portion of the discount on our outstanding TARP preferred stock resulting from the partial TARP redemption previously announced, earnings per share for the quarter ended March 31, 2011 were $0.16, compared to $0.09 for the quarter ended March 31, 2010, an increase of 77.8%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Once more, Heritage demonstrates the effectiveness of its business model of concentrating on business lending and core deposits. Comparing the first quarter of 2011 with the first quarter of 2010, our net interest income increased markedly, our noninterest expense decreased, and our asset quality remained excellent. Overall, our first quarter net income increased 55.1% from 2010 to 2011.”

Comparison of Operating Results for the Three Months Ended March 31, 2011 and 2010

Overview. The Company’s pretax income was $833,000 for the first quarter of 2011, compared to pretax income of $563,000 for the first quarter of 2010, an increase of $270,000. This increase resulted from a $366,000 increase in net interest income combined with a $174,000 decrease in noninterest expense, partially offset by a decrease in noninterest income of $270,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $366,000 to $2.72 million in the first quarter of 2011, compared to $2.36 million in the first quarter of 2010. Interest income in the first quarter of 2011 grew significantly, primarily due to a $36.2 million increase in our average loan portfolio compared to the first quarter of 2010. Our interest rate spread increased 50 basis points from 3.47% in the first quarter of 2010 to 3.97% in the first quarter of 2011, and our net interest margin increased 48 basis points from 3.85% in the first quarter of 2010 to 4.33% in the first quarter of 2011.

Provision for Loan Losses. No provision for loan losses was recorded for the first quarter of either 2011 or 2010.

Noninterest Income. Total noninterest income decreased by $270,000, from $454,000 in the first quarter of 2010 to $184,000 in the first quarter of 2011. The Company recognized a $254,000 gain on the sale of investment securities in the first quarter of 2010, but did not sell any securities in the first quarter of 2011, largely accounting for the decrease.

Noninterest Expense. Total noninterest expense decreased by $174,000 from $2.25 million in the first quarter of 2010 to $2.07 million in the first quarter of 2011. Compensation expense decreased by $145,000, from $1.23 million in the first quarter of 2010 to $1.08 million in the first quarter of 2011, primarily attributable to various compensation accruals in 2010 that did not recur in 2011.

Income Taxes. The Company’s income tax expense for the first quarter of 2011 was $273,000, reflecting an effective tax rate of 32.8%, compared to income tax expense of $202,000 for the first quarter of 2010, reflecting an effective tax rate of 35.9%. This reduction is primarily attributable to an increase in tax-exempt interest income from certain loans.

Net Income Available to Common Stockholders. After the impact of dividends and accelerated accretion of the discount on our outstanding TARP preferred stock, net income available to common stockholders was $361,000 for the first quarter of 2011, compared to $215,000 for the first quarter of 2010. The Company repaid $2.6 million, or 25%, of its outstanding TARP preferred stock in March 2011, with a resulting decrease in net income available to common shareholders of $57,000 from the accelerated accretion of a portion of the discount on our outstanding TARP preferred stock.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $3.5 million, or 1.3%, from $268.1 million at March 31, 2010 to $271.6 million at March 31, 2011. The increase in assets resulted primarily from a $36.1 million, or 20.2%, increase in loans held for investment, net, offset by $32.6 million, or 44.7%, decrease in securities and cash held at other banks.

Investments. Investment securities available for sale were $17.9 million at March 31, 2011 compared to $33.9 million at March 31, 2010, a decrease of $16.0 million, or 47.2%. Certificates of deposit and interest-bearing deposits in other banks and federal funds sold decreased by a total of $16.6 million, or 47.4%, from $35.0 million at March 31, 2010 to $18.4 million at March 31, 2011. The proceeds from these decreases in investment securities, bank deposits, and federal funds sold were primarily used to fund new loans.

Loans. Loans held for investment, net, were $214.5 million at March 31, 2011, an increase of $36.1 million, or 20.2%, from the loan balance of $178.5 million at March 31, 2010.

Asset Quality. Nonperforming assets were $263,000, or 0.10% of assets, at March 31, 2011, compared to $310,000, or 0.12% of assets, at March 31, 2010. The Company’s sole nonperforming asset as of March 31, 2011 consisted of a bank branch site that we no longer plan to utilize.

Deposits. The Company achieved a net increase in total deposits of $7.3 million, or 3.3%, from $219.1 million at March 31, 2010 to $226.4 million at March 31, 2011. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $10.5 million, or 6.2%, from $167.7 million at March 31, 2010 to $178.2 million at March 31, 2011.

Average total deposits increased by $10.5 million, or 4.8%, from $217.3 million during the three months ended March 31, 2010 compared to $227.8 million during the three months ended March 31, 2011. Average core deposits increased by $9.6 million over the comparable three-month periods. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 32.7% in the first three months of 2010 to 36.5% in the first three months of 2011, further contributing to the improvement in our net interest margin.

Borrowed Funds. Borrowed funds decreased by $2.4 million, from $10.4 million at March 31, 2010 to $8.0 million at March 31, 2011. This reduction related to a decrease of $4.4 million in securities sold under agreements to repurchase partially offset by a $2.0 million increase in Federal Home Loan Bank advances and other borrowings.

Capital. Stockholders’ equity decreased by $1.6 million, or 4.4%, from $36.8 million at March 31, 2010 to $35.2 million at March 31, 2011. In March 2011, consistent with our strategic plan and with the approval of the U.S. Treasury, the Company redeemed 2,606 shares of Series A Preferred Stock, resulting in a decrease of $2.6 million in the outstanding balance of our TARP preferred stock. This decrease in stockholders’ equity was partially offset by an increase in retained earnings of $1.1 million between March 31, 2010 and March 31, 2011.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On April 27, 2011, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on May 20, 2011 to shareholders of record on May 9, 2011.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with our participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $93,712.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on May 16, 2011 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2011	2010
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$4,133	$4,156
Interest-bearing deposits in other banks	16,460	29,712
Federal funds sold	399	2,050

Total cash and cash equivalents	20,992	35,918
Certificates of deposit in other banks	1,526	3,208
Securities available for sale, at fair value	17,878	33,882
Loans, net
Held for investment, net of allowance for loan losses	214,507	178,455
Held for sale	—	—
Accrued interest receivable	663	600
Stock in Federal Reserve Bank, at cost	592	587
Stock in Federal Home Loan Bank of Atlanta, at cost	1,773	1,476
Premises and equipment, net	11,032	11,774
Other real estate owned	263	160
Other assets	2,379	2,051

Total assets	$271,605	$268,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$80,558	$78,707
Interest-bearing	145,809	140,349

Total deposits	226,367	219,056

Federal Home Loan Bank Advances	6,000	5,000
Securities sold under agreements to repurchase	1,020	5,389
Other borrowings	1,010	—
Accrued interest payable	98	135
Other liabilities	1,919	1,726

Total liabilities	236,414	231,306

Stockholders’ equity
Preferred stock, no par value—1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 7,497 and 10,103 shares issued and outstanding at March 31, 2011 and March 31, 2010, respectively	7,497	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 303 shares issued and outstanding at March 31, 2011 and March 31, 2010, respectively	303	303
Common stock, $5 par value—6,000,000 shares authorized; 2,307,502 and 2,298,652 shares issued and outstanding at March 31, 2011 and March 31, 2010, respectively	11,538	11,493

Additional paid-in capital	6,674	6,527
Retained earnings	9,007	7,931
Discount on preferred stock	(164)	(275)
Accumulated other comprehensive income, net	336	723

Total stockholders’ equity	35,191	36,805

Total liabilities and stockholders’ equity	$271,605	$268,111

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31
	2011	2010
	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,855	$2,299
Taxable investment securities	148	400
Dividends on FRB and FHLB stock	12	9
Interest on federal funds sold	—	—
Other interest income	27	36

Total interest income	3,042	2,744
Interest expense
Deposits	305	355
Borrowings	16	34

Total interest expense	321	389
Net interest income	2,721	2,355
Provision for loan losses	—	—

Net interest income after provision for loan losses	2,721	2,355

Noninterest income
Service charges on deposit accounts	92	117
Late charges and other fees on loans	16	15
Gain on sale of investment securities	—	254
Other	76	68

Total noninterest income	184	454
Noninterest expense
Compensation	1,083	1,228
Data processing	144	137
Occupancy	191	194
Furniture and equipment	146	150
Taxes and licenses	85	86
Professional fees	119	106
FDIC assessment	79	78
Marketing	39	31
Telephone	32	23
Loss on sale or impairment of other real estate owned	—	33
Other	154	180

Total noninterest expense	2,072	2,246
Income before provision for income taxes	833	563
Provision for income taxes	273	202

Net income	$560	$361
Preferred stock dividend and accretion of discount	$(199)	$(146)

Net income available to common stockholders	$361	$215

Earnings per common share
Basic	$0.16	$0.09

Diluted	$0.16	$0.09

Dividends per share	$0.06	$0.06

Weighted average shares outstanding—basic	2,307,502	2,291,800
Effect of dilutive stock options	10,589	7,187

Weighted average shares outstanding—diluted	2,318,091	2,298,987

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended March 31,

	2011	2010
Financial ratios
Annualized return on average assets (1)	0.83%	0.55%
Annualized return on average equity (1)	6.08%	3.96%
Average equity to average assets	13.58%	13.88%
Equity to assets, at period-end	12.96%	13.73%
Net interest margin (2)	4.33%	3.85%

Per common share
Earnings per share—basic	$0.16	$0.09
Earnings per share—diluted	$0.16	$0.09
Book value per share	$11.94	$11.60
Dividends declared per share	$0.06	$0.06

Common stock outstanding	2,307,502	2,298,652
Weighted average shares outstanding—basic	2,307,502	2,291,800
Weighted average shares outstanding—diluted	2,318,091	2,298,987

Asset quality
Nonaccrual loans	$—	$150
Accruing loans past due 90 days or more	—	—

Total nonperforming loans	—	150
Other real estate owned, net	263	160

Total nonperforming assets	$263	$310

Nonperforming assets to total assets	0.10%	0.12%

Allowance for loan losses
Balance, beginning of period	$2,090	$1,773
Provision for loan losses	—	—
Loans charged-off	(1)	(24)
Recoveries	4	1

Balance, end of period	$2,093	$1,750

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount.
(2)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.